Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Capital City Bank Group, Inc. of our reports dated March 15, 2012, with respect to the consolidated financial statements of Capital City Bank Group, Inc. and the effectiveness of internal control over financial reporting of Capital City Bank Group, Inc., included in this Annual Report (Form 10-K) of Capital City Bank, Inc. for the year ended December 31, 2011:

•	Registration Statement (Form S-8 No. 333-174372)

•	Registration Statement (Form S-8 No. 333-18557)

•	Registration Statement (Form S-8 No. 033-60113)

•	Registration Statement (Form S-8 No. 333-18543)

•	Registration Statement (Form S-8 No. 333-120242)

•	Registration Statement (Form S-8 No. 333-36693)

•	Registration Statement (Form S-3D No. 333-20683)

/s/ Ernst & Young LLP

Birmingham, Alabama
March 15, 2011

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